EXHIBIT 10.1

        DESCRIPTION OF COMPENSATION PAYABLE TO NON-MANAGEMENT DIRECTORS

     Upon the recommendation of the Nominating and Governance Committee of the Board of Directors of American Express Company, on January 24, 2005, the Board approved the payment of the following compensation to each non-management director of the Board in respect of his/her service on the Board:

     o an annual retainer of $64,000; provided, however, that this amount shall be reduced by $16,000 if the Director does not attend at least 75% of the meetings of the Board and meetings of the committees on which the Director serves;

     o 2,225 Share Equivalent Units (SEUs) to be awarded under the 2003 Share Equivalent Unit Plan for Directors upon the Director's election or reelection to the Board at the Annual Meeting of Shareholders;

     o an annual retainer of $20,000 for the chair of the Audit Committee, $15,000 for the chair of the Compensation and Benefits Committee and $10,000 for the Directors who chair the other committees of the Board;

     o   an annual retainer of $5,000 for each member of the Audit
         Committee; and

     o reimbursement of customary expenses for attending Board, committee and shareholder meetings.

     Pursuant to the Company's Deferred Compensation Plan for Directors and Advisors, each non-management director may elect to defer receipt of 50% or 100% of the compensation payable to the Director for any given year. In accordance with the Director's instructions, amounts deferred are credited either to an account that has a crediting schedule based on the Company's return on equity (the "ROE-Based Option") or an account linked to the performance of the Company's common stock (the "Stock-Based Option"). Amounts deferred for which the Director has chosen the ROE-based Option are credited or debited with interest equivalents at a rate determined pursuant to a schedule established under the Company's Pay-for-Performance Deferral Program for senior management that is based on the reported annual return on equity of the Company. Amounts deferred for which the Director has chosen the Stock-Based Option are converted hypothetically into units equivalent to the shares of the Company's common stock ("SEUs"), determined by dividing the amount of deferred compensation in each calendar quarter by the average market price of the Company's common stock for the last ten trading days of the calendar quarter. Amounts deferred for which the Director has chosen the Stock-Based Option are also credited with dividend equivalents in the form of additional SEUs on any dividend payment date.